MONMOUTH CAPITAL CORPORATION

AUDIT COMMITTEE CHARTER

As Amended 9/15/05

I.   AUDIT COMMITTEE PURPOSE

The Audit Committee (the Committee) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.

The Audit Committee's primary duties and responsibilities are to:

•

Monitor the integrity of the Company's financial reporting process   and   systems of internal controls regarding finance, accounting, tax, risk management and legal and SEC compliance.

•

Monitor the independence and performance of the Company’s independent auditors.

•

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The   Audit   Committee  has  the  authority  to  conduct   any  investigation  appropriate to fulfilling  its  responsibilities and  it  has direct access to the independent auditors as  well as  anyone  in  the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the National Association of Securities Dealers (NASD) and the Securities Exchange Commission (SEC). The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.  All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit  Committee  members  shall be appointed  by  the  Board  of Directors  upon  recommendation by  the  Chairman.  If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

Amended as of September 23, 2004

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.   The  Committee  should  meet  privately  in  executive session  at  least annually with management and  the  independent auditors  and  as  a committee to discuss any  matters  that  the Committee  or  each of these groups believe should be  discussed. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.   The Committee or its Chair should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures, as considered necessary.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1.

Review and reassess the adequacy of this Charter at least annually.  Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.

Review the Company’s annual audited financial statements prior to filing or distribution.  Review should include discussion with management and independent auditors of significant   issues   regarding   accounting    principles, practices and judgments.

3.

In   consultation   with management and the   independent auditors, consider the integrity of the Company's financial reporting   processes and controls.  Discuss   significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.   Review significant findings prepared by the independent auditors together with management's responses.

4.

Review   with   financial  management  and  the  independent auditors  the Company's quarterly financial results prior to the  release  of  earnings  and/or  the  company's quarterly financial  statements  prior to  filing or distribution,  as considered necessary. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent  auditors in accordance with SAS  61  (see item 9).   The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

5.

Review with financial management and the independent auditors, the Company’s compliance with Internal Revenue Code, regulations relating to REITs, and state and local tax laws.

Amended as of September 23, 2004

Independent Auditors

6.

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit Committee  shall  review the independence and performance of the  auditors  and  annually  recommend  to  the   Board  of Directors  the  appointment  of  the independent auditors or approve   any   discharge  of auditors   when  circumstances warrant.

7.

Approve the fees and other significant compensation to be paid to the independent auditors.

8.

On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have   with   the   Company   that could impair the auditors' independence.

9.

Review  the independent auditors audit plan - discuss scope, staffing,  locations,  reliance upon  management and general audit approach, as considered necessary.

10.

Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

11.

Consider  the  independent  auditors'  judgments  about  the quality  and  appropriateness of  the  Company's  accounting principles as applied in its financial reporting.

Legal Compliance

12.

On  at  least  an  annual basis, review with  the  Company's inside counsel, and if necessary, outside counsel,  any  legal  matters  that  could have a significant impact  on  the  organization's  financial  statements,  the Company's  compliance  with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

13.

Annually prepare a report to shareholders as required by the Securities and Exchange Commission.  The report should be included in the Company's annual proxy statement.

14.

Perform any other activities consistent with this Charter, the Company’s By-laws and   governing law, as the Committee or the Board deems necessary or appropriate.

15.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

Amended as of September 23, 2004

16.

Establish and maintain the procedures for the treatment of complaints regarding accounting, internal control, auditing, including procedures for the anonymous submission of complaints.

17.

Perform an annual self-evaluation of the audit committee.

Amended as of September 23, 2004